CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" and "Counsel and Independent Registered Public Accounting Firm" and to the use of our report dated February 7, 2005, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 2-67061 and 811-3025) of Dreyfus Institutional Money Market Fund.

ERNST & YOUNG LLP
New York, New York April 28, 2005